Exhibit 5.1

11 S. Meridian Street
Indianapolis, IN 46204-3535
317-236-1313
317-231-7433 (Fax)
www.btlaw.com

September 6, 2018

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, Indiana  46140

Ladies and Gentlemen:

We have acted as special counsel to Elanco Animal Health Incorporated, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-1, File No. 333-226536 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the issuance and sale by the Company of the number of shares of common stock, no par value, of the Company, up to 100,000,000, (the “Shares”) set forth on the cover page of the Registration Statement, which includes a number of shares subject to the underwriters’ over-allotment option, as described in the Registration Statement.

As special Indiana counsel, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation (a) the Articles of Incorporation of the Company, (b) the Bylaws of the Company, (c) certain resolutions adopted by the board of directors of the Company, (d) the form of underwriting agreement to be executed by the Company, and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein, which has been filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), and (e) a form of the share certificate representing the common stock of the Company.

As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. In rendering the opinion expressed below, we have assumed without verification the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of such copies.  We further assume that, prior to issuance of the Shares, the restatement of the Articles of Incorporation of the Company in the form approved by the Company’s board of directors reflecting the increase in the authorized shares of common stock of the Company authorized by the board shall have been approved by the Company’s sole shareholder, filed with the  Indiana Secretary of State and become effective.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, when the price at which the Shares will be sold has been approved by the Pricing Committee of the Board of Directors of the Company and when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We do not express any opinion herein concerning any law other than the Indiana Business Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Barnes & Thornburg LLP